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                                                            EXHIBIT 10.4A

                  AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT


         THIS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT is signed as of the 15 day of April, 1998, by and between Factual Data Corp., a Colorado corporation (hereinafter referred to as "FDC"), and Marcia R. Donnan (hereinafter referred to as "Donnan").

                                WITNESSETH THAT:

         WHEREAS, FDC and Donnan entered into an Employment Agreement dated July 1, 1997 (the "Employment Agreement"); and

         WHEREAS, the Board of Directors of FDC have authorized an amendment to said Employment Agreement regarding the addition of certain severance pay upon a change in control of FDC;

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

         Section 14 of the Employment Agreement regarding termination is hereby replaced in its entirety with the following provision:

14.      Termination.

         14.1 By Donnan. Donnan may at his sole option, terminate this Agreement, upon ninety (90) days written notice to FDC. Upon such termination by Donnan, FDC shall have no further liabilities or obligations to Donnan hereunder; except under Section 8 (Indemnification), and Donnan's only further liabilities to FDC shall be his covenants under Section 5 (Disclosure of Information), and Section 6 (Covenant not to Compete), which Sections shall survive termination of this Agreement.

         14.2 By FDC. FDC may terminate Donnan's employment hereunder during the term or any extended term hereof only (1) in the event of Donnan's death or disability, subject to the provisions of Section 4.2 above; (2) "for cause," which shall be defined as "the failure of Donnan for any reason, within thirty (30) days after receipt by Donnan of written notice thereof from FDC, to correct, cease, or otherwise alter any action or omission to act that constitutes a material and willful breach of this Agreement likely to result in material damage to FDC, or willful gross misconduct likely to result in material damage to FDC"; or (3) in the event of a "change in control" of the Company. Upon such termination "for cause" under subsection (2) of this
Section 14.2, FDC shall have no further liabilities to Donnan, except under
Section 8 (Indemnification), and Donnan's only further liabilities to FDC shall be her covenants under Section 5 (Disclosure of Information), and
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Section 6 (Covenant Not to Compete), which Sections shall survive termination of this Agreement. The term "change in control" as used in this subsection (3) of this Section 14.2 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is not the surviving or acquiring company or the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the transaction.


         IN WITNESS WHEREOF, FDC and Donnan have duly executed this Agreement as of the day and year first above written.


ATTEST:                              FACTUAL DATA CORP.



   /s/ James N. Donnan               By:     /s/ Jerald H. Donnan
-------------------------------          ------------------------------
James N. Donnan                          Jerald H. Donnan
Secretary                                Chief Executive Officer

                                     DONNAN:



                                       /s/ Marcia R. Donnan
                                     -------------------------------------
                                     Marcia R. Donnan





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